Exhibit 99.1

For Immediate Release
April 9, 2009

Jacksonville, Illinois

Contact:	Richard A. Foss	Diana S. Tone
	President and CEO	Chief Financial Officer
	(217) 245-4111	(217) 245-4111

JACKSONVILLE BANCORP, INC. ANNOUNCES QUARTERLY EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Capital Market – JXSB) reported net income for the three months ended March 31, 2009 of $501,000, or $0.26 per share of common stock, basic and diluted, compared to net income of $363,000, or $0.18 per share of common stock, basic and diluted, for the three months ended March 31, 2008.  Net income increased $138,000 during the first quarter of 2009, as compared to the same period of 2008, primarily due to increases of $446,000 in net interest income and $108,000 in other income, partially offset by increases of $320,000 in the provision for loan losses, $76,000 in other expenses, and $20,000 in income taxes.

The $446,000 increase in net interest income reflects greater decreases in interest expense than interest income during the comparative three month period.  We experienced decreases of $282,000 in interest income and $728,000 in interest expense during the three months ended March 31, 2009, as compared to the same period in 2008.  Net interest income has benefited from a steepening yield curve as lower short-term market rates of interest resulted in our deposits repricing faster than our loans, which have yields tied to longer-term rates.  Interest income on loans decreased $122,000, primarily due to a 51 basis point decrease in the average yield of the loan portfolio during the first quarter of 2009 as compared to the same period of 2008.  Interest income was also affected by a decrease of $115,000 in interest on other interest-earning assets, consisting of deposit accounts and federal funds sold, due to a 269 basis point decrease in the average yield on these assets.  The $728,000 decrease in interest expense is mostly attributed to a decrease of $635,000 in our cost of deposits.  The average cost of deposits decreased 100 basis points during the first quarter of 2009, compared to the first quarter of 2008, due to the decrease in short-term market rates of interest.

The increase in the provision for loan losses reflects the additional calculated allowance for loan losses due to the increase in the average balance of the loan portfolio, as well as the increase in the mix of the portfolio relating to commercial real estate lending.  While the volume of watch list credits has increased, the Company continues to experience stable asset quality with nonperforming assets totaling 0.67% of total assets as of March 31, 2009, compared to 0.68% at December 31, 2008.  Other income increased $108,000 during the first quarter of 2009 mostly due to increases of $237,000 in net income from mortgage banking operations and $59,000 in gains on sales of securities, partially offset by a decrease of $163,000 in commission income.  The increase in mortgage banking operations reflects a higher volume of loan sales to the secondary market during 2009.  The decrease in commission income reflects current market conditions.  Other expenses increased $76,000 primarily due to an increase of $99,000 in FDIC deposit insurance assessments.  The increase in income taxes reflects a higher level of taxable income, partially offset by an increase in tax-exempt municipal securities and state income tax benefits.

Total assets at March 31, 2009 increased to $297.8 million from $288.3 million at December 31, 2008.  Total deposits at March 31, 2009 were $257.3 million, compared to $238.2 million at December 31, 2008.  Total stockholders’ equity was $24.3 million at March 31, 2009 and December 31, 2008.  At March 31, 2009, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 7.2%, 10.0%, and 11.1%, respectively.

Jacksonville Bancorp, Inc. is a federally chartered stock holding company.  The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois.  The Company’s operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates six branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois.  All information at and for the periods ended March 31, 2009, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.